Exhibit 99(a)

Execution Copy

REVOLVING CREDIT AGREEMENT

among

BOK FINANCIAL CORPORATION,

Borrower

SUNTRUST BANK,

Administrative Agent

and

THE LENDERS NAMED HEREIN,

Lenders

Dated as of December 2, 2005

SUNTRUST CAPITAL MARKETS, INC.,

as Arranger and Book Manager

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND TERMS		1

1.1	DEFINITIONS	1
1.2	NUMBER AND GENDER OF WORDS; OTHER REFERENCES	14
1.3	ACCOUNTING PRINCIPLES	14

ARTICLE 2 THE CREDITS		14

2.1	COMMITMENTS	14
2.2	REQUIRED PAYMENTS; TERMINATION	14
2.3	RATABLE LOANS	15
2.4	TYPES OF ADVANCES	15
2.5	FEES; REDUCTIONS IN AGGREGATE COMMITMENT	15
2.6	MINIMUM AMOUNT OF EACH ADVANCE	15
2.7	OPTIONAL PRINCIPAL PAYMENTS	15
2.8	METHOD OF SELECTING TYPES AND INTEREST PERIODS FOR NEW ADVANCES	15
2.9	CONVERSION AND CONTINUATION OF OUTSTANDING ADVANCES	16
2.10	CHANGES IN INTEREST RATE, ETC.	16
2.11	RATES APPLICABLE AFTER DEFAULT	17
2.12	METHOD OF PAYMENT	17
2.13	NOTELESS AGREEMENT; EVIDENCE OF INDEBTEDNESS	17
2.14	TELEPHONIC NOTICES	18
2.15	INTEREST PAYMENT DATES; INTEREST AND FEE BASIS	18
2.16	NOTIFICATION OF ADVANCES, INTEREST RATES, PREPAYMENTS AND COMMITMENT REDUCTIONS	19
2.17	LENDING INSTALLATIONS	19
2.18	NON-RECEIPT OF FUNDS BY THE ADMINISTRATIVE AGENT	19
2.19	REPLACEMENT OF LENDER	19

ARTICLE 3 YIELD PROTECTION; TAXES		21

3.1	YIELD PROTECTION	21
3.2	CHANGES IN CAPITAL ADEQUACY REGULATIONS	22
3.3	AVAILABILITY OF TYPES OF ADVANCES	22
3.4	FUNDING INDEMNIFICATION	22
3.5	TAXES	23
3.6	LENDER STATEMENTS; SURVIVAL OF INDEMNITY	23

ARTICLE 4 CONDITIONS PRECEDENT		24

4.1	INITIAL ADVANCE	24
4.2	EACH ADVANCE	25

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		26

5.1	PURPOSE OF CREDIT FACILITY	26
5.2	EXISTENCE, GOOD STANDING, AUTHORITY, AND AUTHORIZATIONS	26
5.3	SUBSIDIARIES; CAPITAL STOCK	27
5.4	AUTHORIZATION AND CONTRAVENTION	27

5.5	BINDING EFFECT	27
5.6	FINANCIAL STATEMENTS	27
5.7	LITIGATION, CLAIMS, INVESTIGATIONS	27
5.8	TAXES	28
5.9	ENVIRONMENTAL MATTERS	28
5.10	EMPLOYEE BENEFIT PLANS	28
5.11	PROPERTIES; LIENS	29
5.12	GOVERNMENT REGULATIONS	29
5.13	TRANSACTIONS WITH AFFILIATES	29
5.14	DEBT	29
5.15	MATERIAL AGREEMENTS	29
5.16	INSURANCE	29
5.17	LABOR MATTERS	29
5.18	SOLVENCY	29
5.19	INTELLECTUAL PROPERTY	30
5.20	COMPLIANCE WITH LAWS	30
5.21	REGULATION U	30
5.22	FULL DISCLOSURE	30

ARTICLE 6 COVENANTS		30

6.1	USE OF PROCEEDS	30
6.2	BOOKS AND RECORDS	30
6.3	ITEMS TO BE FURNISHED	31
6.4	INSPECTIONS	33
6.5	TAXES	33
6.6	PAYMENT OF OBLIGATIONS	33
6.7	MAINTENANCE OF EXISTENCE, ASSETS, AND BUSINESS	33
6.8	INSURANCE	34
6.9	PRESERVATION AND PROTECTION OF RIGHTS	34
6.10	EMPLOYEE BENEFIT PLANS	34
6.11	ENVIRONMENTAL LAWS	34
6.12	DEBT AND GUARANTIES	35
6.13	LIENS	35
6.14	TRANSACTIONS WITH AFFILIATES	36
6.15	COMPLIANCE WITH LAWS AND DOCUMENTS	36
6.16	ASSIGNMENT	36
6.17	FISCAL YEAR AND ACCOUNTING METHODS	36
6.18	GOVERNMENT REGULATIONS	37
6.19	LOANS, ADVANCES AND INVESTMENTS	37
6.20	DISTRIBUTIONS AND RESTRICTED PAYMENTS	38
6.21	RESTRICTIONS ON SUBSIDIARIES	38
6.22	SALE OF ASSETS	38
6.23	MERGERS AND DISSOLUTIONS; SALE OF CAPITAL STOCK	39
6.24	AMENDMENTS TO DOCUMENTS	39
6.25	FINANCIAL COVENANTS	39
6.26	REGULATORY CAPITAL RATIOS	40

ARTICLE 7 DEFAULT		40

7.1	PAYMENT OF OBLIGATION	40
7.2	COVENANTS	40
7.3	DEBTOR RELIEF	40
7.4	JUDGMENTS AND ATTACHMENTS	41
7.5	GOVERNMENT ACTION	41
7.6	MISREPRESENTATION	41
7.7	CHANGE OF CONTROL	41
7.8	DEFAULT UNDER OTHER DEBT AND AGREEMENTS	41
7.9	EMPLOYEE BENEFIT PLANS	41
7.10	VALIDITY AND ENFORCEABILITY OF LOAN PAPERS	42
7.11	ENVIRONMENTAL LIABILITY	42
7.12	DEFAULT OR ACCELERATION UNDER CERTAIN OTHER AGREEMENTS	42

ARTICLE 8 RIGHTS AND REMEDIES		42

8.1	REMEDIES UPON DEFAULT	42
8.2	RIGHTS NOT EXCLUSIVE	43

ARTICLE 9 MISCELLANEOUS		43

9.1	AMENDMENTS	43
9.2	PRESERVATION OF RIGHTS	44

ARTICLE 10 GENERAL PROVISIONS		44

10.1	SURVIVAL OF REPRESENTATIONS	44
10.2	GOVERNMENTAL REGULATION	44
10.3	HEADINGS	44
10.4	ENTIRE AGREEMENT	44
10.5	SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT	44
10.6	EXPENSES; INDEMNIFICATION	44
10.7	NUMBERS OF DOCUMENTS	45
10.8	SEVERABILITY OF PROVISIONS	45
10.9	NONLIABILITY OF LENDERS	45
10.10	CONFIDENTIALITY	46
10.11	NONRELIANCE	46

ARTICLE 11 THE ADMINISTRATIVE AGENT		46

11.1	APPOINTMENT; NATURE OF RELATIONSHIP	46
11.2	POWERS	46
11.3	GENERAL IMMUNITY	47
11.4	NO RESPONSIBILITY FOR LOANS, RECITALS, ETC.	47
11.5	ACTION ON INSTRUCTIONS OF LENDERS	47
11.6	EMPLOYMENT OF AGENTS AND COUNSEL	47
11.7	RELIANCE ON DOCUMENTS; COUNSEL	48
11.8	ADMINISTRATIVE AGENT’S REIMBURSEMENT AND INDEMNIFICATION	48
11.9	NOTICE OF DEFAULT	48
11.10	RIGHTS AS A LENDER	48
11.11	LENDER CREDIT DECISION	49

11.12	SUCCESSOR AGENT	49
11.13	DELEGATION TO AFFILIATES	50

ARTICLE 12 SETOFF; RATABLE PAYMENTS		50

12.1	SETOFF	50
12.2	RATABLE PAYMENTS	50

ARTICLE 13 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		50

13.1	SUCCESSORS AND ASSIGNS	50
13.2	PARTICIPATIONS	51
	13.2.1 Permitted Participants; Effect	51
	13.2.2 Voting Rights	51
	13.2.3 Benefit of Setoff	51
13.3	ASSIGNMENTS	51
	13.3.1 Permitted Assignments	51
	13.3.2 Effect; Effective Date	52
13.4	DISSEMINATION OF INFORMATION	52
13.5	TAX TREATMENT	52

ARTICLE 14 NOTICES		53

14.1	NOTICES	53
14.2	CHANGE OF ADDRESS	53

ARTICLE 15 COUNTERPARTS		53

ARTICLE 16 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		53

16.1	CHOICE OF LAW	53
16.2	CONSENT TO JURISDICTION	53
16.3	WAIVER OF JURY TRIAL	54

SCHEDULES AND EXHIBITS

Schedule 5.2	-	Jurisdictions of Organization
Schedule 5.3	-	Subsidiaries
Schedule 5.7	-	Litigation
Schedule 6.12	-	Existing Debt
Schedule 6.13	-	Liens
Exhibit A	-	Compliance Certificate
Exhibit B	-	Form of Note
Exhibit C	-	Form of Borrowing Notice
Exhibit D	-	Form of Notice of Conversion/Continuation Notice
Exhibit E	-	Form of Agreement and Acceptance
Exhibit F	-	Form of Opinion of General Counsel of Borrower
Annex I	-	Lender Commitments

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of December 2, 2005, among BOK FINANCIAL CORPORATION, an Oklahoma corporation (the “Borrower”), the lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK as administrative agent for itself and the other Lenders (the “Administrative Agent”).

RECITALS

A. The Borrower has requested that the Lenders extend credit to the Borrower in the form of this Agreement, providing for a revolving credit facility in the aggregate principal amount of $100,000,000.

B. Upon and subject to the terms and conditions of this Agreement, the Lenders are willing to extend such credit to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders and the Administrative Agent agree as follows:

ARTICLE 1 DEFINITIONS AND TERMS.

1.1 Definitions. As used herein:

Additional Commitment Amount is defined in Section 2.20.

Additional Lender is defined in Section 2.20.

Adjusted Total Assets at any time, for any Person, shall have the meaning set forth on the date hereof under applicable regulations of the Governmental Authority having primary authority over such Person on the date hereof as such regulations are applicable to such Person, or if such regulations are amended hereafter to define Adjusted Total Assets more restrictively, as set forth in such later amended regulations.

Administrative Agent shall have the meaning set forth in the opening paragraph hereof, and any successor Administrative Agent appointed pursuant to Article 11.

Advance means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

Affiliate of any Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition only, “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise). Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed to be an Affiliate of the Borrower by reason of the relationship created hereby. Notwithstanding the foregoing, no individual or entity shall be deemed to be under common control with the Borrower or any Affiliate of the Borrower because such individual or entity is controlled by George B. Kaiser or an Affiliate of George B. Kaiser unless such individual or entity is also controlled by the Borrower or an Affiliate of the Borrower.

Aggregate Commitment means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

Agreement means this Revolving Credit Agreement (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

Alternate Base Rate means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day or (ii) the sum of the Federal Funds Effective Rate for such day plus  1/2% per annum.

Applicable Margin means the lowest percentages set forth in the table below for the Type of Borrowing or Facility Fee (as the case may be), on any date of determination, which corresponds to the Borrower’s conformity, on any date of determination, with the ratings established by both S&P and Moody’s applicable to the Borrower’s senior, unsecured, non-credit-enhanced, long term indebtedness for borrowed money (“Index Debt”):

	Applicable Margin (per annum)
Ratings	Eurodollar Rate	Facility Fee
Category 1 A- or higher by S&P; A3 or higher by Moody’s	0.375%	0.100%
Category 2 BBB+ by S&P; Baa1 by Moody’s	0.500%	0.125%
Category 3 BBB by S&P; Baa2 by Moody’s	0.625%	0.150%
Category 4 BBB- by S&P; Baa3 by Moody’s	0.875%	0.200%
Category 5 BB+ or lower by S&P; Ba1 or lower by Moody’s	1.125%	0.250%

For purposes of determining the Applicable Margin, (i) if neither Moody’s nor S&P shall have in effect a rating for Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then both such rating agencies will be deemed to have established ratings for Index Debt in Category 4; (ii) if only one of Moody’s or S&P shall have in effect a rating of Index Debt, the Borrower and the Administrative Agent, with the consent of the Lenders, will negotiate in good faith to agree upon another rating agency to be substituted by an agreement for the rating agency which shall not have a rating in effect, and in the absence of such agreement the Applicable Margin will be determined by reference to the available rating; (iii) if the Borrower is split-rated and the ratings differential is (a) one category, the higher of the two ratings will apply, (b) two categories, the rating which falls between them shall apply or (c) three categories, the rating immediately above the lower of the two ratings shall apply; (iv) if any rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change. If the rating system of either Moody’s or S&P shall change prior to the payment in full of the Obligation and the cancellation of all commitments to lend hereunder, the Borrower and the Administrative Agent, with the consent of the Lenders, shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system. If both Moody’s and S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent, with the consent of the Lenders, shall negotiate in good faith to agree upon a substitute rating agency and to amend the references to specific ratings in this definition to reflect the ratings used by such substitute rating agency. The rating in effect on any date is that in effect at the close of business on such date.

Article means an article of this Agreement unless another document is specifically referenced.

Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

Authorized Officer means any Person from time to time designated by the Borrower in writing to the Administrative Agent.

Bank means any state or federally chartered bank, savings association, or savings and loan association which is a Subsidiary of the Borrower, and Banks means all of them.

Bankers Blanket Bond shall mean the bond or bonds, and any renewals, extensions or modifications thereof, issued with respect to losses incurred by the Bank, including, without limitation, all bonds represented by Bankers Blanket Bond (also referred to as Financial Institution Bond), Standard Form No. 24, with attached riders, as revised, and Bank Employee Dishonesty Blanket Bond, Standard Form No. 28, with attached rider, as revised, both as published by the Surety Association of America.

Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

Board means the Board of Governors of the Federal Reserve System, and any successor thereto, performing the same or similar functions.

Borrower shall have the meaning set forth in the first paragraph of this Agreement.

Borrowing Date means a date on which an Advance is made hereunder.

Borrowing Notice is defined in Section 2.8.

Business Day means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta, Georgia for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the interbank eurodollar market with respect to Eurodollar Advances and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Atlanta, Georgia for the conduct of substantially all of their commercial lending activities.

Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

Change of Control means any of the following: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower; (c) George B. Kaiser and/or Affiliates of George B. Kaiser cease to own directly or indirectly 51% of the Voting Stock of the Borrower or (d) at any time, individuals who on the Closing Date, or if later, the date two years prior to the date of determination (the Closing Date or such later date, the “Baseline Date”), constituted 50% or more of the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the Baseline Date or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

Closing Date means the date upon which this Agreement has been executed by the Borrower, the Lenders, and the Administrative Agent and all conditions precedent specified in Section 4.1 have been satisfied or waived.

Code means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

Commitment means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth on Annex I hereto or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

Companies means, at any date of determination thereof, the Borrower and each of its Subsidiaries; and Company means, on any date of determination, the Borrower or any of its Subsidiaries.

Compliance Certificate means a certificate signed by a Responsible Officer, substantially in the form of Exhibit A.

Consolidated Adjusted Net Income means consolidated net earnings (after income taxes) of the Borrower and its Subsidiaries, but excluding (a) extraordinary gains, (b) gains due to sales or write-up of assets, (c) earnings of any Person newly acquired, if earned prior to acquisition, and (d) gains due to acquisitions of any securities of the Borrower or any of its Subsidiaries.

Consolidated Net Worth means at any time the consolidated stockholders’ equity of the Borrower and its Subsidiaries.

Conversion/Continuation Notice is defined in Section 2.9.

Corporate Base Rate shall mean the higher of (i) the rate which SunTrust Bank announces from time to time as its prime lending rate, as in effect from time to time, or (ii) the Federal Funds rate, as in effect from time to time, plus one-half of one percent ( 1/2%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The SunTrust Bank prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SunTrust Bank may make commercial loans or other loans at rates of interest at, above, or below the SunTrust Bank prime lending rate.

Current Financials means, at the time of any determination thereof, the more recently delivered to the Lenders of either (a) the Financial Statements for the fiscal year ended December 31, 2004, and the nine-month period ended September 30, 2005, calculated on a consolidated basis for the Companies; or (b) the Financial Statements required to be delivered under Sections 6.3(a) or 6.3(b), as the case may be, calculated on a consolidated basis for the Companies.

Debt of any Person shall mean, without duplication, (i) obligations of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (iv) obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) capitalized lease obligations of such Person, (vi) obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) guaranties by such Person of the type of indebtedness described in clauses (i) through (vi) above, (viii) all indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) off-balance sheet liability retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries and (xi) obligations under any interest rate hedge agreement or foreign exchange agreement

Debtor Relief Laws means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally.

Default shall have the meaning set forth in Article 7.

Distribution for any Person means, with respect to any shares of any capital stock or other equity securities issued by such Person, (a) the retirement, redemption, purchase, or other acquisition for value of any such securities, (b) the declaration or payment of any dividend on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

Employee Plan means an employee pension benefit plan covered by Title IV of ERISA and established or maintained by the Borrower or any ERISA Affiliate, but not including any Multi-employer Plan.

Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. §7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. §4321 et seq.), the Oil Pollution Act (33 U.S.C. §2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Rivers and Harbors Act (33 U.S.C. §401 et seq.), the Safe Drinking Water Act (42 U.S.C. §201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. §6901 et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

Equity Issuance means the issuance on and after the Closing Date by the Borrower of any shares of any class of stock, warrants, or other equity interests, other than present and future shares of stock, options, or warrants issued to employees, directors, or consultants of the Borrower, or stock issued upon their exercise.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

ERISA Affiliate means any company or trade or business (whether or not incorporated) which, for purposes of Title IV of ERISA, is a member of the Borrower’s controlled group or which is under common control with the Borrower within the meaning of Section 414(b), (c), (m), or (o) of the Code.

Eurodollar Advance means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

Eurodollar Base Rate shall mean, for any Interest Period, the British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars for a period comparable to the Interest Period appearing on Telerate Screen Page 3750, as of 11:00 a.m. London time, on the day that is two business days prior to the Interest Period. Such rates may be adjusted for any applicable Reserve Requirements.

Eurodollar Loan means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

Eurodollar Rate means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

Excluded Taxes means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

Exhibit refers to an exhibit to this Agreement, unless another document is specifically referenced.

Facility Fee shall have the meaning set forth in Section 2.5.

Facility Termination Date means December 2, 2010 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

FDIC means the Federal Deposit Insurance Company or any successor thereto.

Federal Funds Effective Rate means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Atlanta, Georgia time)

on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

Fee Letter means that certain fee letter, dated as of September 15, 2005, executed by SunTrust Capital Markets, Inc. and SunTrust Bank and accepted by the Borrower.

Financial Hedge means a swap, collar, floor, cap, or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates, which Financial Hedge is entered into by the Borrower with any financial institution.

Financial Statements means balance sheets, statements of operations, statements of shareholders’ investments, and statements of cash flows prepared in accordance with GAAP, which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and statements of shareholders’ investments shall be in comparative form to the prior fiscal year-end figures.

Floating Rate means, for any day, a rate per annum equal to the Alternate Base Rate, in each case changing when and as the Alternate Base Rate changes.

Floating Rate Advance means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

Floating Rate Loan means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date hereof.

Governmental Authority means any (a) local, state, municipal, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, (c) central bank, or (d) the Board, the FDIC, and applicable state banking authorities, and the OCC.

Hazardous Substance means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law, including without limitation, any hazardous substance within the meaning of Section 101(14) of CERCLA, (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (c) regulated asbestos and asbestos-containing materials in any form, (d) polychlorinated biphenyls, and (e) urea formaldehyde foam.

Insolvency Proceeding means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangements in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

Interest Period means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

Laws means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any Governmental Authority.

Lenders shall have the meaning set forth in the first paragraph hereof.

Lending Installation means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

Lien means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other Right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

Litigation means any action by or before any Governmental Authority.

Loan means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

Loans Outstanding means, for any Person, the sum of loans and direct lease financings, net of unearned income, by such Person and its Subsidiaries on a consolidated basis.

Loan Papers means (a) this Agreement, the Notes and the Fee Letter, (b) all agreements, documents, or instruments in favor of the Administrative Agent or the Lenders ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligation, and (c) any and all future renewals, extensions, restatements, reaffirmations, or amendments of, or supplements to, all or any part of the foregoing.

Material Adverse Event means any set of one or more circumstances or events which, individually or collectively, could reasonably be expected to result in any (a) material impairment of the ability of the Borrower to perform any of its payment or other material obligations under the Loan Papers or the ability of the Administrative Agent or any Lender to enforce any such obligations or any of their respective Rights under the Loan Papers, or (b) material and adverse effect on the business, properties, condition (financial or otherwise) or results of operations of the Companies, in the aggregate.

Material Agreement means any written or oral agreement, contract, commitment, or understanding to which any Company is party whose failure to be in full force and effect could be a Material Adverse Event or would cause a Default or Unmatured Default hereunder.

Material Bank means any Bank whose assets at any date of determination equal or exceed 10% of the total consolidated assets of the Borrower.

Moody’s means Moody’s Investors Service, Inc. or any successor thereto.

Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Company or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions.

Non-Performing Assets means, at any time, with respect to any Person, the sum of: (a) all loans which are 90 or more days past due, but which are still treated as accrual loans, (b) non-accrual loans, (c) Other Real Estate Owned, and (d) other assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of debt, but excluding in all cases any loans to the extent such loans are guaranteed by the U.S. government or any agency thereof.

Note means any promissory note issued at the request of a Lender pursuant to Section 2.13 in the form of Exhibit B.

Obligation means all present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to the Administrative Agent, any Lender, or any Affiliate of any Lender by the Borrower arising from, by virtue of, or pursuant to any Loan Papers, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all attorneys’ fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Papers.

OCC means the Office of the Comptroller of the Currency, and any successor thereto.

Ordinary Course Transactions means transactions entered into by any Bank or the BOK Funding Trust in the ordinary course of its business, or in its industry, and in compliance with the statutes, rules, regulations and orders of Governmental Authorities.

Original Credit Agreement means that certain Revolving Credit Agreement, dated as of December 22, 2003, by and among the Borrower, the lenders from time to time party thereto and SunTrust Bank as administrative agent.

Original Lenders means the lenders from time to time party to the Original Credit Agreement.

Other Real Estate Owned means, at any time, with respect to any Person real property acquired in satisfaction of Debt.

Other Taxes is defined in Section 3.5(ii).

Outstanding Loans means, at any time, the principal amount of the Loans then outstanding.

Participants is defined in Section 13.2.1.

Payment Date means, with respect to Floating Rate Advances and the Facility Fee, the last day of each March, June, September and December.

PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

Permitted Debt means Debt permitted under Section 6.12 as described in such Section.

Permitted Liens means Liens permitted under Section 6.13 as described in such Section.

Person means any individual, entity, or Governmental Authority.

Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Borrowings under the Facility.

Purchasers is defined in Section 13.3.1.

Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

Reportable Event shall have the meaning specified in Section 4043 of ERISA or the regulations issued thereunder, excluding events for which the notice requirement is waived under applicable PBGC regulations other than those events described in sections 2615.11, 2615.15 and 2615.19 of such regulations, including each such provision as it may subsequently be renumbered.

Representatives means representatives, officers, directors, employees, attorneys, and agents.

Required Lenders means Lenders in the aggregate having in excess of 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding in excess of 50% of the aggregate unpaid principal amount of the outstanding Advances; provided however that in no event shall Required Lenders be less than two Lenders.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Reserves means, at any time, with respect to any Person, the account of such Person denominated as the “combined reserve for credit losses” as reflected in the Borrower’s financial statements.

Reserve Requirement means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage

Responsible Officer means the chairman, president, chief executive officer, senior executive vice president, executive vice president, chief financial officer, or senior vice president of the Borrower, or, for all purposes under the Loan Papers, any other officer designated from time to time by the Board of Directors of the Borrower, which designated officer is acceptable to the Administrative Agent.

Restricted Payments means: (a) redemptions, repurchases, dividends, and distributions of any kind in respect of the Borrower’s capital stock (including without limitation any class of common or preferred shares); and (b) payments of principal and interest on, and any redemptions or repurchases of, Subordinated Debt.

Rights means rights, remedies, powers, privileges, and benefits.

Risk Weighted Assets means, at any time, of any Person, the sum of all balance sheet assets and credit equivalents multiplied in each risk category established by the Board by the risk weight assigned to such category, as modified from time to time by the Board.

S&P means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., a New York corporation, or any successor thereto.

Schedule means, unless specified otherwise, a schedule attached to this Agreement, as the same may be supplemented and modified from time to time in accordance with the terms of the Loan Papers.

Solvent means, as to a Person, that (a) the aggregate fair market value of such Person’s assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Person does not have unreasonably small capital to conduct such Person’s businesses.

Subordinated Debt means any unsecured Debt of the Borrower which is subordinate in right of payment to the Obligation, and whose terms and provisions are acceptable to the Administrative Agent.

Subsidiary of any Person means (a) any entity of which an aggregate of more than 50% (in number of votes) of the stock is owned of record or beneficially, directly or indirectly by such Person, but not including shares held in trust and other fiduciary capacities for the accounts of others by such Person, or (b) any partnership (limited or general) of which such Person shall at any time be the general partner or own, directly or indirectly, fifty percent (50%) or more of the issued and outstanding partnership interests.

Taxes means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

Tier One Capital means, at any time, for any Person, Tier One Capital as defined from time to time by the Board or other applicable Governmental Authority.

Tier Two Capital means, at any time, for any Person, Tier Two Capital as defined from time to time by the Board or other applicable Governmental Authority.

Total Capital means, at any time, of any Person, the sum of: (a) Tier One Capital, and (b) Tier Two Capital.

Total Debt means, at any time, the sum of the aggregate amount of all Debt of the Borrower.

Total Equity Investment in Subsidiaries means, at any time, all amounts which in conformity with GAAP, would be included as the total equity investment of the Borrower in its Subsidiaries.

Transferee is defined in Section 13.4.

Type means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

Unmatured Default means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

Voting Stock means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

Wholly-owned when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares) shall be owned by the Borrower or one or more of its Wholly-owned Subsidiaries.

1.2 Number and Gender of Words; Other References. Unless otherwise specified in the Loan Papers, (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Paper in which they are used, (e) references to “telecopy,” “facsimile,” “fax,” or similar terms are to facsimile or telecopy transmissions, (f) references to “including” mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Papers, (h) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Papers or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

1.3 Accounting Principles. Except to the extent otherwise provided in this Agreement, all accounting and financial terms used in the Loan Papers and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period. If the Borrower or any Lender determines that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the others and the Administrative Agent not later than ten (10) days after the effective date of application by the Borrower of such change in GAAP, request renegotiation of the financial covenants affected by such change. If the Borrower and Required Lenders have not agreed on revised covenants within thirty (30) days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the earlier of the required date of the change or the actual date of implementation of the change that gave rise to the renegotiation occurred.

ARTICLE 2 THE CREDITS.

2.1 Commitments. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. All borrowings and payments under this Agreement shall be in U.S. dollars.

2.2 Required Payments; Termination. Any outstanding Advances and all other unpaid portions of the Obligation shall be paid in full by the Borrower on the Facility Termination Date.

2.3 Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4 Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5 Fees; Reductions in Aggregate Commitment. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (“Facility Fee”) at the Applicable Margin per annum on the unused portion of such Lender’s Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in an amount of not less than $5,000,000 and integral multiples of $1,000,000 upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances.

(b) The Borrower agrees to pay the Administrative Agent for its own account such fees as set forth in the Fee Letter.

2.6 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in minimum amounts of $3,000,000 and in integral multiples of $1,000,000 and Floating Rate Advances shall be in minimum amounts of $1,000,000 and in integral multiples of $100,000, provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7 Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or, in a minimum aggregate amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may on the last day of any Interest Period for Eurodollar Advances pay all such outstanding Eurodollar Advances, or, in a minimum aggregate amount of $3,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Day’s prior notice to the Administrative Agent without breakage or redeployment costs.

2.8 Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit C (a “Borrowing Notice”) not later than 11:00 a.m. (Atlanta, Georgia time), at least one Business Day before the Borrowing Date of each Floating Rate Advance, and at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 2:00 p.m. (Atlanta, Georgia time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Atlanta, Georgia to the Administrative Agent at its address specified pursuant to Article 14. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address by 4:00 p.m. (Atlanta, Georgia time) on such Borrowing Date.

2.9 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are prepaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was prepaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance into an Advance of another Type. The Borrower shall give the Administrative Agent irrevocable notice in substantially the form of Exhibit D (a “Conversion/Continuation Notice”) of each conversion of an Advance into an Advance of another Type or continuation of a Eurodollar Advance not later than 11:00 a.m. (Atlanta, Georgia time) at least three Business Days prior to the date of the requested conversion or continuation as or into a Eurodollar Advance, or 11:00 a.m. (Atlanta, Georgia time) at least one Business Day prior to the date of the requested conversion into a Floating Rate Advance, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10 Changes in Interest Rate, etc.. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into an Advance of another Type pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.

2.11 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.1 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.1 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum; provided that, during the continuance of a Default under Section 7.3, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.12 Method of Payment. All payments of the Obligation hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Atlanta, Georgia time) on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 14 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

2.13 Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person the Administrative Agent or any Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent any error which may be clear from such records themselves.

2.15 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into an Advance of another Type shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Advances and Facility Fees shall be calculated for actual days elapsed on the basis of a 365, or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Atlanta, Georgia time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 14, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18 Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19 Replacement of Lender. If any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and any other Obligation due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit E and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

2.20 Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Closing Date, Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Commitment by an amount not to exceed $100,000,000 (the amount of any such increase, the “Additional Commitment Amount”). Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount equal to its pro rata share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Commitment or its other obligations under this Agreement and the other Loan Papers, and any decision by a Lender to increase its Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall not elect to increase its Commitment pursuant to subsection (a) of this Section 2.20, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.20 shall become effective upon the receipt by the Administrative Agent of an supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Commitments and such opinions of counsel for the Borrower with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such supplement or joinder by the Administrative Agent, the Aggregate Commitment Amount shall automatically be increased by the amount of the Commitments added through such supplement or joinder and Annex I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Commitments.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.20 that is not pro rata among all Lenders, within five Business Days, in the case of any Floating Rate Loans then outstanding, and at the end of the then current Interest Period (or such date as the Administrative Agent may elect if an Event of Default has occurred) with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article IV, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

ARTICLE 3 YIELD PROTECTION; TAXES.

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3 Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders reasonably determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances (other than for a reason applicable to a particular Lender only and not to the market in general) and require any affected Eurodollar Advances to be prepaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5 Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.

(iv) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(iv) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be prima facie evidence thereof. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4 CONDITIONS PRECEDENT.

4.1 Initial Advance. The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders, as applicable:

(a) Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of existence, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Papers to which the Borrower is a party.

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Papers to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d) A certificate, signed by the chief financial officer, treasurer, corporate controller or investment portfolio manager of the Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

(e) A written opinion of the Borrower’s counsel, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit F.

(f) Evidence to the satisfaction of the Administrative Agent the “Obligation” under the Original Credit Agreement has been paid in full and the Original Credit Agreement has been terminated.

(g) Certified copies of all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrower in connection with this Agreement and any transaction being financed with the proceeds of this Agreement, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect an all applicable waiting periods shall have expired an no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds thereof shall be ongoing.

(h) Receipt and satisfactory review by the Administrative Agent of the consolidated and consolidating financial statements of the Borrower and its Subsidiaries for the fiscal years ended 2002, 2003 and 2004, including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, and the consolidated financial statements of the Borrower and its Subsidiaries for fiscal quarter ending September 30, 2005, and such other financial information as the Administrative Agent may request.

(i) Certificates of insurance issued on behalf of insurers of the Borrower, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Borrower, naming Administrative Agent as additional insured.

(j) Receipt of all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Paper and under any agreement with the Administrative Agent or SunTrust Capital Markets, Inc.

(k) A duly executed copy of this Agreement, any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender and all other Loan Papers.

(l) A Borrowing Notice for the initial Advance and a written funds disbursement letter, including transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(m) Such other documents as any Lender or its counsel may have reasonably requested.

4.2 Each Advance. The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article 5 are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c) The Administrative Agent shall have received such other documents, certificates, information or legal opinions as it or the Required Lenders has reasonably requested.

(d) Since the date of the most recent audited financial statements delivered prior to the Closing Date, there shall have been no change that has had or could be reasonably expected to result in a Material Adverse Event.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

5.1 Purpose of Credit Facility. The Borrower will use (or will loan such proceeds to its Companies to so use) all proceeds of Advances for one or more of the following: (a) to refinance certain existing Debt; (b) commercial paper back-up; (c) working capital; (d) to finance acquisitions permitted under Section 6.19, or otherwise approved by the Required Lenders; and (e) for general corporate purposes. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U. No part of the proceeds of any Borrowing will be used, directly or indirectly, for a purpose which violates any Law, including, without limitation, the provisions of Regulations T, U, or X (as enacted by the Board, as amended) or which violates one or more of the provisions of this Agreement.

5.2 Existence, Good Standing, Authority, and Authorizations. The Borrower and each Subsidiary is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization (such jurisdictions being identified on Schedule 5.2, as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by the Loan Papers), except where the failure to be so would not be a Material Adverse Event. The Borrower and each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its business and properties require the same, except where the failure to be so qualified would not be a Material Adverse Event. Each of the Borrower and the Companies possesses all the Authorizations, franchises, permits, licenses, certificates of compliance, and approvals and grants of authority necessary, material to the conduct of its respective business(es) other than where the failure to possess same would not be a Material Adverse Event, and the same are valid, binding, enforceable, and subsisting without any material defaults thereunder or enforceable material adverse limitations thereon and are not subject to any material proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof other than those the failure of which to possess fully would not be a Material Adverse Event. No authorization, consent, approval, waiver, license, or formal exemptions from, nor any filing, declaration, or registration with, any Governmental Authority (federal, state, or local), or non-governmental entity, under the terms of contracts or otherwise, is required by reason of or in connection with the execution and performance of the Loan Papers by the Borrower. Without limiting the foregoing, the Borrower is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; and each Bank is duly formed and chartered, existing, and qualified to conduct business under the laws of the jurisdiction set forth on Schedule 5.2 opposite its name.

5.3 Subsidiaries; Capital Stock. The Borrower has no Subsidiaries except as disclosed on Schedule 5.3 (as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by the Loan Papers). All of the outstanding shares of capital stock (or similar voting interests) of each Subsidiary are duly authorized, validly issued and fully paid, wholly owned by the Borrower or one of the Borrower’s Subsidiaries, as applicable, (or with respect to the BOK Funding Trust, at least 95% of all equity interests owned by the Borrower or one of its Subsidiaries, as applicable) free and clear of any Liens, restrictions, claims, or Rights of another Person, other than Permitted Liens, and none of such shares owned by the Borrower is subject to any restriction on transfer thereof except for restrictions imposed by securities Laws, general corporate Laws and banking Laws.

5.4 Authorization and Contravention. The execution and delivery by the Borrower of each Loan Paper and the performance by the Borrower of its obligations thereunder (a) are within the corporate power of the Borrower, (b) will have been duly authorized by all necessary corporate action on the part of the Borrower when such Loan Paper is executed and delivered, (c) require no action by or in respect of, or filing with, any Governmental Authority, which action or filing has not been taken or made on or prior to the Closing Date, (d) will not violate any provision of the charter or bylaws of the Borrower, (e) will not violate any provision of Law applicable to it, other than such violations which individually or collectively could not be a Material Adverse Event, (f) will not violate any material written or oral agreements, contracts, commitments, or understandings to which it is a party, other than such violations which could not be a Material Adverse Event, or (g) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.

5.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Paper will constitute a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

5.6 Financial Statements. The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal year-end audit adjustments). There were no material liabilities, direct or indirect, fixed or contingent, of the Companies as of the date or dates of the Current Financials which are required under GAAP to be reflected therein or in the notes thereto, and are not so reflected. Except for transactions directly related to, or specifically contemplated by, the Loan Papers, there have been no changes in the consolidated financial condition of the Companies from that shown in the Current Financials after such date which could be a Material Adverse Event, nor has the Borrower or any Company incurred any liability (including, without limitation, any liability under any Environmental Law), direct or indirect, fixed or contingent, after such date which could be a Material Adverse Event.

5.7 Litigation, Claims, Investigations. Neither the Borrower nor any of its Subsidiaries is subject to, or aware of the threat of, any Litigation which is reasonably likely to be determined adversely to the Borrower or any of its Subsidiaries, and, if so adversely determined, could (individually or collectively with other Litigation) be a Material Adverse Event other than as set forth on Schedule 5.7 hereto. There are no outstanding orders or judgments for the payment of money in excess of $1,000,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against the assets of the Borrower or any of its Subsidiaries having a value (individually or collectively) of $1,000,000 or more which is not either (a) stayed on appeal or (b) being diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on the books of such Company in accordance with GAAP. There are no formal complaints, suits, claims, investigations, or proceedings initiated at or by any Governmental Authority pending or threatened by or against the Borrower or any of its Subsidiaries which could be a Material Adverse Event, nor any judgments, decrees, or orders (including cease and desist orders) of any Governmental Authority outstanding against the Borrower or any of its Subsidiaries that could be a Material Adverse Event.

5.8 Taxes. All Tax returns of the Borrower and its Subsidiaries required to be filed have been filed (or extensions have been granted) prior to delinquency, except for any such returns for which the failure to so file could not be a Material Adverse Event, and all Taxes imposed upon the Borrower and each of its Subsidiaries which are due and payable have been paid prior to delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in Section 6.13(b)(v)) have been satisfied or for which nonpayment thereof could not constitute a Material Adverse Event.

5.9 Environmental Matters. The Borrower does not know of (a) any environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property presently or previously owned by the Borrower or any Subsidiary that could be a Material Adverse Event, (b) any violation by the Borrower or any Subsidiary of any Environmental Law, except for such violations that could not be a Material Adverse Event, or (c) any obligation of the Borrower or any Subsidiary to remedy any violation of any Environmental Law, except for such obligations that could not be a Material Adverse Event; provided, however, that the Borrower and each of its Subsidiaries (x) to the best of the Borrower’s knowledge, has in full force and effect all environmental permits, licenses, and approvals required to conduct its operations and is operating in substantial compliance thereunder, and (y) has taken prudent steps to determine that its properties and operations are not in violation of any Environmental Law.

5.10 Employee Benefit Plans. (a) No Employee Plan has incurred an accumulated funding deficiency, as defined in Section 302 of ERISA and Section 412 of the Code, (b) neither the Borrower nor any ERISA Affiliate has incurred material liability which is currently due and remains unpaid under Title IV of ERISA to the PBGC or to an Employee Plan in connection with any such Employee Plan, (c) neither the Borrower nor any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) to the best of the Borrower’s knowledge, it has not engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) which would be a Material Adverse Event, and (e) no Reportable Event has occurred which is likely to result in the termination of an Employee Plan. The present value of all benefit liabilities within the meaning of Title IV of ERISA under each Employee Plan (based on those actuarial assumptions used to fund such Employee Plan) did not, as of the last annual valuation date for the 1999 plan year of such Plan, exceed the value of the assets of such Employee Plan, and the total present values of all benefit liabilities within the meaning of Title IV of ERISA of all Employee Plans (based on the actuarial assumptions used to fund each such Plan) did not, as of the respective annual valuation dates for the 1999 plan year of each such Plan, exceed the value of the assets of all such plans.

5.11 Properties; Liens. The Borrower and each Subsidiary has good and marketable title to all its property reflected on the Current Financials, except (a) for (i) property that is obsolete, (ii) property that has been disposed of in the ordinary course of business, or (iii) property with title defects or failures in title which would not be a Material Adverse Event, or (b) as otherwise permitted by the Loan Papers. Except for Permitted Liens, there is no Lien on any property of the Borrower or any Subsidiary, and the execution, delivery, performance, or observance of the Loan Papers will not require or result in the creation of any Lien on such property.

5.12 Government Regulations. Neither the Borrower nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law that restricts a Company’s right to borrow money.

5.13 Transactions with Affiliates. The Borrower is not a party to a material transaction with any of its Subsidiaries, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such the Borrower could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate.

5.14 Debt. The Borrower is not an obligor on any Debt other than Permitted Debt.

5.15 Material Agreements. There exists no default under any contract material to the respective business of each Company. There are no failures of any written or oral agreements, contracts, commitments, or understandings to which any Company is a party to be in full force and effect which could be a Material Adverse Event, and no default or potential default exists on the part of any Company thereunder which could be a Material Adverse Event.

5.16 Insurance. The Borrower and each Subsidiary maintains or has caused to be maintained, with financially sound, responsible, and reputable insurance companies or associations, insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance and deductibles) as is customary in the case of same or similar businesses.

5.17 Labor Matters. There are no actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of the Borrower or any Subsidiary that could be a Material Adverse Event. Hours worked by and payment made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which could not constitute a Material Adverse Event. All payments due from the Borrower or any Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayments which could not, individually or collectively, constitute a Material Adverse Event.

5.18 Solvency. At the time of each Borrowing hereunder the Borrower and each of its Subsidiaries is (and after giving effect to the transactions contemplated by the Loan Papers, will be) Solvent.

5.19 Intellectual Property. The Borrower and each Subsidiary owns or has sufficient and legally enforceable rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as heretofore conducted by it, now conducted by it, and now proposed to be conducted by it. The Borrower and each Subsidiary is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any such infringements or claims which, if successfully asserted against or determined adversely to the Borrower or any Subsidiary, could not, individually or collectively, constitute a Material Adverse Event.

5.20 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation of any Laws (including, without limitation, the Bank Holding Company Act of 1956, as amended, the National Bank Act, and applicable state banking regulations) other than such violations which could not, individually or collectively, be a Material Adverse Event. Neither the Borrower nor any Subsidiary has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which could not constitute a Material Adverse Event.

5.21 Regulation U. “Margin Stock” (as defined in Regulation U) constitutes less than 25% of those assets of the Borrower or of the Borrower and its Subsidiaries on a consolidated basis, in each case which are subject to any limitation on sale, pledge, or other restrictions hereunder.

5.22 Full Disclosure. There is no material fact or condition relating to the Loan Papers or the financial condition, business, or property of the Borrower or any Subsidiary which could be a Material Adverse Event and which has not been related, in writing, to the Administrative Agent. All information heretofore furnished by the Borrower or any Subsidiary to any Lender or the Administrative Agent in connection with the Loan Papers was, and all such information hereafter furnished by the Borrower or any Subsidiary to any Lender or the Administrative Agent will be, true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified.

ARTICLE 6 COVENANTS. The Borrower covenants and agrees (and agrees to cause its Subsidiaries to the extent any covenant applies to Subsidiaries, and with respect to Section 6.3(f) and Section 6.10, its ERISA Affiliates) to perform, observe, and comply with each of the following covenants, from the Closing Date and so long thereafter as the Lenders are committed to fund Borrowings under this Agreement and thereafter until the payment in full of the Principal Debt and payment in full of all other interest, fees, and other amounts of the Obligation then due and owing, unless the Borrower receives a prior written consent to the contrary by the Administrative Agent as authorized by Required Lenders:

6.1 Use of Proceeds. The Borrower shall use the proceeds of Borrowings only for the purposes represented herein.

6.2 Books and Records. The Borrower will, and will cause its Subsidiaries to, maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

6.3 Items to be Furnished. The Borrower shall cause the following to be furnished to the Administrative Agent for delivery to Lenders:

(a) Promptly after preparation, and no later than 90 days after the last day of each fiscal year of the Borrower, Financial Statements showing the consolidated financial condition and results of operations calculated for the Companies ended on such day and for the fiscal year then ended, accompanied by:

(i) the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the consolidated financial condition and results of operations of the Companies, as the case may be;

(ii) with respect to the Financial Statements of the Companies, a certificate from such accounting firm to the Administrative Agent indicating that during its audit it obtained no knowledge of any Default or Unmatured Default or, if it obtained such knowledge, the nature and period of existence thereof; and

(iii) with respect to the Financial Statements of the Companies, a Compliance Certificate.

(b) Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter of the Borrower, Financial Statements showing the consolidated financial condition and results of operations calculated for the Companies for such fiscal quarter and for the period from the beginning of the then-current fiscal year to such last day, accompanied by a Compliance Certificate with respect to such Financial Statements, and which shall include a calculation of the financial ratios described in Section 6.25.

(c) As soon as available, but no more than 45 days after the call date, copies of each Bank’s call reports or other quarterly and annual reports of condition or income furnished to the Governmental Authorities.

(d) Contemporaneous with the filing of such report with the Board, a copy of the F.R. Y9-LP, as appropriate, as filed with the Board.

(e) On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of the Bankers Blanket Bond, written notice of such intention to cancel or cancellation including a copy of any correspondence received from the underwriter(s) of the Bankers Blanket Bond related to such intention to cancel or cancellation.

(f) Notice, promptly after the Borrower knows or has reason to know of (i) the existence and status of any Litigation which could be a Material Adverse Event, or of any order or judgment for the payment of money which (individually or collectively) is in excess of $5,000,000, or any warrant of attachment, sequestration, or similar proceeding against the assets of any Company having a value (individually or collectively) of $5,000,000, (ii) any material change in any material fact or circumstance represented or warranted in any Loan Paper, (iii) a Default or Unmatured Default specifying the nature thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto, (iv) the receipt by any Company of any notice from any Governmental Authority of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any Authorization granted by any Governmental Authority, or any other Authorization which any Company is required to hold in order to operate its business in compliance with all applicable Laws, other than such expirations, terminations, suspensions, or modifications which individually or in the aggregate would not constitute a Material Adverse Event, (v) any federal, state, or local statute, regulation, or ordinance or judicial or administrative order limiting or controlling the operations of any Company which has been issued or adopted hereafter and which is of material adverse importance or effect in relation to the operation of any Subsidiary, (vi) the receipt by any Company of notice of any violation or alleged violation of any Environmental Law, which violation or alleged violation could individually or collectively with other such violations or allegations, constitute a Material Adverse Event, or (vii) (A) the occurrence of a Reportable Event that, alone or together with any other Reportable Event, could reasonably be expected to result in liability of the Borrower or any Subsidiary to the PBGC in an aggregate amount exceeding $5,000,000; (B) any expressed statement in writing on the part of the PBGC of its intention to terminate any Employee Plan or Plans; (C) the Borrower’s or an ERISA Affiliate’s becoming obligated to file with the PBGC a notice of failure to make a required installment or other payment with respect to an Employee Plan; or (D) the receipt by the Borrower or an ERISA Affiliate from the sponsor of a Multiemployer Plan of either a notice concerning the imposition of withdrawal liability in an aggregate amount exceeding $5,000,000 or of the impending termination or reorganization of such Multiemployer Plan.

(g) On the date of any Borrowing, or if earlier, the next date Financial Statements are to be delivered pursuant to Section 6.3(b), such revised or updated Schedule(s) as may be necessary or appropriate to update or correct any information or disclosures provided on any of the Schedules delivered pursuant to this Agreement; provided that acceptance of delivery thereof shall not constitute a waiver by the Lenders of any Default or Unmatured Default.

(h) Promptly after the Borrower’s receipt or preparation thereof, notice (together with copies, if applicable) of (i) the issuance of any notice of charges, cease-and-desist order (temporary or otherwise), or order to take affirmative action by any Governmental Authority against the Borrower, or any of its Subsidiaries, or any director, officer, employee, or agent of the Borrower or any of its Subsidiaries; (ii) the service of any notice of intention to remove from office or notice of intention to suspend from office by any Governmental Authority upon any director or officer of the Borrower or any of its Subsidiaries; (iii) the issuance of a notice of termination of the status of a Bank as an insured bank under the Federal Deposit Insurance Corporation Act, as amended; or (iv) the entering into of any agreement or memorandum of understanding between any Governmental Authority and the Borrower, any of its Subsidiaries, or any director, officer, employee, or agent of the Borrower or any of its Subsidiaries.

(i) Promptly after the filing thereof, a true, correct, and complete copy of each Form 10- K, Form 10-Q, and Form 8-K filed by or on behalf of the Borrower or any Subsidiary with the Securities and Exchange Commission.

(j) Promptly upon request therefore by the Administrative Agent, such information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of the Companies, and such certifications, and documents, in addition to those mentioned in this Agreement, as reasonably requested.

6.4 Inspections. Upon reasonable notice, during the continuance of any Default or Unmatured Default hereunder, the Borrower shall, and shall cause its Subsidiaries to, allow the Administrative Agent (or its Representatives) to inspect any of their properties, to review reports, files, and other records and to make and take away copies thereof, to conduct tests or investigations, and to discuss any of their affairs, conditions, and finances with directors, officers, employees, other representatives, and independent accountants of the Companies, from time to time, during reasonable business hours.

6.5 Taxes. The Borrower shall and shall cause each of its Subsidiaries to (a) promptly pay when due any and all Taxes other than Taxes the applicability, amount, or validity of which is being contested in good faith by lawful proceedings diligently conducted, and against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any lien securing same have been and continue to be stayed, (b) shall not, directly or indirectly, use any portion of the proceeds of any Borrowing to pay the wages of employees unless a timely payment to or deposit with the appropriate Governmental Authorities of all amounts of Tax required to be deducted and withheld with respect to such wages is also made, and (c) notify the Lenders immediately if the Internal Revenue Service commences or notifies any Company of its intention to commence an audit or investigation with respect to any taxes of any kind due or alleged to be due from any Company.

6.6 Payment of Obligations. The Borrower shall pay the Obligation in accordance with the terms and provisions of the Loan Papers. The Borrower shall and shall cause each Subsidiary to (a) promptly pay (or renew and extend) all of its material obligations as the same become due (unless such obligations (other than the Obligation) are being contested in good faith by appropriate proceedings), and (b) not make any voluntary prepayment of principal of, or interest on, any other Debt subordinate to the Obligation or use proceeds from the Facilities to make any voluntary prepayment of principal of, or interest on, or sinking fund payment in respect of any Debt of any Company subordinate to the Obligation; provided that the Borrower may make payments if it obtains prior written consent from the Required Lenders and any necessary consents of Governmental Authorities and if after giving effect to such payment no Default or Unmatured Default shall have occurred and be continuing. The Borrower shall not make any payment on any Subordinated Debt when it violates the subordination provisions thereof.

6.7 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 6.23, the Borrower shall and shall cause each of its Subsidiaries at all times: (a) to maintain its existence and good standing in the jurisdiction of its organization and its authority to transact business in all other jurisdictions where the failure to so maintain its authority to transact business could be a Material Adverse Event; (b) to maintain all licenses, permits, and franchises necessary for its business where the failure to so maintain could be a Material Adverse Event; (c) to keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; and (d) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations issued by any Governmental Authority which may at any time and from time to time be necessary for the Companies to operate their businesses in compliance with applicable Law, where the failure to so renew, extend, or continue in effect could be a Material Adverse Event.

6.8 Insurance. The Borrower shall at its sole cost and expense, keep and maintain the property owned by the Borrower and its Subsidiaries insured against loss or damage by fire, theft, explosion, flood, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses of comparable size and notify the Administrative Agent promptly of any occurrence causing a material loss or decline in value of the property of the Companies taken as a whole and the estimated (or actual, if available) amount of such loss or decline. All policies of insurance shall be in a form, with such deductibles as are not more than the lesser of the deductibles the Governmental Authorities having primary supervisory authority over the Borrower or any Material Bank requests (whether or not such request has the force of law), and with insurers recognized as adequate by prudent business persons in the same businesses as the Companies. The Borrower will cause each Bank to maintain Bankers Blanket Bond coverage in an amount not less than that amount suggested by the Governmental Authorities having a primary supervisory authority over the Bank.

6.9 Preservation and Protection of Rights. The Borrower shall and shall cause each of its Subsidiaries to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record any additional agreements, documents, instruments, and certificates as the Administrative Agent or Required Lenders may reasonably deem necessary or appropriate in order to preserve and protect the Rights of the Administrative Agent and the Lenders under any Loan Paper.

6.10 Employee Benefit Plans. The Borrower shall not, directly or indirectly, engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code), and the Companies and their respective ERISA Affiliates shall not, directly or indirectly, (a) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA with respect to any Employee Plan, (b) permit any Employee Plan to be subject to involuntary termination proceedings pursuant to Title IV of ERISA, or (c) fully or partially withdraw from any Multiemployer Plan, if such prohibited transaction, accumulated funding deficiency, termination proceeding, or withdrawal would result in liability on the part of any Company (individually or collectively) in excess of $5,000,000.

6.11 Environmental Laws. The Borrower shall and shall cause each Subsidiary to (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law which could be a Material Adverse Event, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize financial and other risks to each Company arising under applicable Environmental Laws or as a result of environmentally-related injuries to Persons or property.

6.12 Debt and Guaranties.

(a) The Borrower shall not, directly or indirectly, create, incur, or suffer to exist any direct, indirect, fixed, or contingent liability for any Debt, other than:

(i) The Obligation;

(ii) Debt incurred by Borrower under any Financial Hedge;

(iii) Existing Debt outstanding as of the Closing Date and described on Schedule 6.12;

(iv) Subordinated Debt;

(v) Capitalized lease obligations not exceeding $10,000,000 at any time outstanding; and

(vi) Commercial paper maturing in 365 days or less from the date of issuance.

(b) The Borrower shall not guarantee or assume or agree to become liable in any way, either directly or indirectly, for any Debt or liability of others, other than: (i) endorsements of checks or drafts in the ordinary course of business, and (ii) guaranties of not more than $10,000,000 of Debt, which guaranties constitute Subordinated Debt.

(c) For the purposes of clarification, the provisions of this Section 6.12 restrict only the Borrower and not its Subsidiaries.

6.13 Liens. The Borrower will not, directly or indirectly, (a) enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits the Borrower from creating or incurring any Lien on any of its assets, other than the Loan Papers, or (b) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets, except:

(i) Pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions, or other social security programs;

(ii) Good-faith pledges or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds as all such Liens arise in the ordinary course of business of the Companies;

(iii) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the Person in question in the operation of its business, and none of which is violated by existing or proposed structures or land use;

(iv) Liens of landlords or of mortgagees of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased in the ordinary course of business;

(v) The following, so long as the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provisions (if any) required by GAAP shall have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in the aggregate materially detract from the value of the property of the Person in question, or materially impair the use thereof in the operation of its business: (i) claims and Liens for Taxes (other than Liens relating to Environmental Laws or ERISA); (ii) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (iii) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens; and

(vi) Liens described on Schedule 6.13 hereto.

For the purposes of clarification, the provisions of this Section 6.13 restrict only the Borrower and not its Subsidiaries.

6.14 Transactions with Affiliates. The Borrower shall not enter into, or permit any Subsidiary to enter into, any material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than Borrower or such Subsidiary could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate, all in compliance with all rules and regulations of any Governmental Authority.

6.15 Compliance with Laws and Documents. The Borrower shall not and shall not permit any Subsidiary to violate the provisions of any Laws applicable to it, including, without limitation, all rules and regulations promulgated by the Board, the OCC, the FDIC, and applicable state banking regulatory authorities, or any material written or oral agreement, contract, commitment, or understanding to which it is a party, if such violation alone, or when aggregated with all other such violations, could be a Material Adverse Event; the Borrower shall not and shall not permit any Subsidiary to violate the provisions of its charter, bylaws, partnership agreement, or other governing document or modify, repeal, replace, or amend any provision of its charter, bylaws, partnership agreement, or other governing document if such action could adversely affect the Rights of the Lenders.

6.16 Assignment. The Borrower shall not assign or transfer any of its Rights, duties, or obligations under any of the Loan Papers.

6.17 Fiscal Year and Accounting Methods. The Borrower shall not and shall not permit any Subsidiary to change its fiscal year for book accounting purposes or its method of accounting, other than immaterial changes in methods or as permitted by GAAP or the Securities and Exchange Commission.

6.18 Government Regulations. The Borrower shall not and shall not permit any Subsidiary to conduct its business in such a way that it will become subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

6.19 Loans, Advances and Investments. The Borrower shall not make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, any other Person (other than a Company), other than (a) readily marketable, direct, full faith and credit obligations of the United States of America, or obligations guaranteed by the full faith and credit of the United States of America, maturing within not more than one year from the date of acquisition; (b) short term certificates of deposit and time deposits, which mature within one year from the date of issuance and which are fully insured by the Federal Deposit Insurance Corporation; (c) commercial paper maturing in 365 days or less from the date of issuance and rated either “P-1” by Moody’s, or “A-1” by S&P; (d) debt instruments of a domestic issuer which mature in one year or less and which are rated “A” or better by Moody’s or S&P on the date of acquisition of such investment; (e) demand deposit accounts which are maintained in the ordinary course of business; (f) trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms; (g) investments existing on the Closing Date; (h) investments permitted by Section 6.12; other loans, advances and investments the aggregate amount of which shall not exceed $5,000,000 at any one time outstanding; and (i) equity investments, acquisitions of stock or assets or mergers which meet the following requirements:

(i) If the assets being acquired or the assets of the Person whose stock is being acquired is equal to or less than 5% of the Borrower’s assets measured in accordance with GAAP as of the date of the most recent public report filed by the Borrower, then the Borrower shall provide the Administrative Agent written notice of such transaction, including a reasonably detailed description of the acquisition target and the terms of the acquisition thereof within 20 days following the date of such acquisition.

(ii) If the assets being acquired or the assets of the Person whose stock is being acquired is more than 5%, but less than 15%, of the Borrower’s assets measured in accordance with GAAP as of the date of the most recent public report filed by the Borrower, then the Borrower shall provide the Administrative Agent at least 20 days’ prior written notice of such proposed acquisition, including a reasonably detailed description of the acquisition target and the terms of the acquisition, together with a certificate executed by a Responsible Officer certifying that at the time of the acquisition and after giving effect thereto: (x) no Default or Unmatured Default will have occurred and be continuing, and (y) on a pro forma basis the Borrower would have been in compliance with the financial covenants set forth in Section 6.26 as of the most recent test period for which such covenants were tested as if such acquisition and all other acquisitions closed or to be closed following such test period and prior to the proposed closing date of the proposed acquisition had occurred at the beginning of such test period and the Borrower had received income attributable to such acquisition target based on the actual performance of the acquisition target over such period and had incurred the Debt and expenses incurred to purchase such acquisition target at the beginning of such period and repaid, retired, disposed of, or refinanced any Debt repaid, retired, disposed of, or refinanced or to be repaid, retired, disposed of, or refinanced in such acquisition at the beginning of such period and had divested any assets to be sold, transferred, or otherwise divested in connection with the acquisition.

(iii) If the assets being acquired or the assets of the Person whose stock is being acquired is equal to or more than 15% of the Borrower’s assets measured in accordance with GAAP as of the date of the most recent public report filed by the Borrower, then the prior consent of the Required Lenders shall be required.

6.20 Distributions and Restricted Payments. The Borrower shall not and shall not permit any Subsidiary to directly or indirectly declare, make, or pay any Restricted Payment, other than:

(a) Distributions declared, made, or paid by the Borrower wholly in the form of its capital stock;

(b) Distributions by any Company to the Borrower or any other Company;

(c) Regularly scheduled payments (as opposed to optional or mandatory prepayments, redemptions or repurchases) of interest and principal on Subordinated Debt;

(d) Dividends declared and made by the Borrower on its common stock, repurchases by the Borrower of its common stock and dividends declared and paid by the BOK Funding Trust to Persons who are not Companies, so long as (i) in any fiscal year the aggregate amount of the foregoing does not exceed 50% of the Borrower’s Consolidated Adjusted Net Income for the immediately preceding fiscal year and (ii) any dividends paid on the equity interests of the BOK Funding Trust are paid pro rata to all beneficiaries and owners thereof, including without limitation the Companies; and

Notwithstanding the foregoing, Restricted Payments and Distributions are permitted hereunder only to the extent such Restricted Payment or Distribution is made in accordance with applicable Law and constitutes a valid, non-voidable transaction.

6.21 Restrictions on Subsidiaries. The Borrower shall not permit any Subsidiary to enter into or permit to exist any material arrangement or agreement which directly or indirectly prohibits any such Subsidiary from (a) declaring, making, or paying, directly or indirectly, any Distribution to the Borrower, (b) paying any Debt owed to the Borrower or any other Company, (c) making loans, advances, or investments to the Borrower, or (d) transferring any of its property or assets to the Borrower.

6.22 Sale of Assets. The Borrower shall not and shall not permit any Subsidiary to sell, assign, transfer, or otherwise dispose of any of its assets, other than (a) occasional sales of immaterial assets for consideration not less than the fair market value thereof, (b) dispositions of obsolete assets, (c) with respect to any Bank or the BOK Funding Trust, securitizations and other sales of credit card receivables, loan receivables, and other financial instruments, in Ordinary Course Transactions, (d) sales, transfers, and disposition of assets in connection with any acquisition permitted by Section 6.19, which in the pro forma calculations required by Section 6.19 have been excluded as assets which are to be divested, and (e) in addition to and without duplication of the foregoing, if no Default or Unmatured Default then exists or arises as a result thereof, sales of other assets of the Borrower or its Subsidiaries; provided that, the value of all assets measured in accordance with GAAP sold pursuant to this subsection (e) during any twelve-month period commencing each July 1 (commencing July 1, 2005) does not exceed, in the aggregate, more than 5% of the book value of the Companies’ aggregate assets as determined as of the June 30 immediately preceding the commencement of such twelve-month period.

6.23 Mergers and Dissolutions; Sale of Capital Stock. The Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, merge or consolidate with any other Person, other than (a) mergers or consolidations involving the Borrower if the Borrower is the surviving entity and no Default or Unmatured Default then exists or would be caused thereby, (b) mergers among Wholly-owned Companies or where the survivor is a Wholly-owned Company and no Default or Unmatured Default then exists or would be caused thereby; provided that, in any merger involving the Borrower, the Borrower must be the surviving entity, and, in any merger involving any other Company, a Company must be the surviving entity. The Borrower shall not and shall not permit any Bank to liquidate, wind up, or dissolve (or suffer any liquidation or dissolution), other than liquidations, wind ups, or dissolutions incident to mergers permitted under this Section 6.23. The Borrower shall not and shall not permit any Subsidiary to sell, assign, lease, transfer, or otherwise dispose of the capital stock of any entity representing more than 5% of the Borrower’s total assets as of the end of the Borrower’s most recently ended fiscal quarter.

6.24 Amendments to Documents. The Borrower shall not and shall not permit any Subsidiary to amend or permit any amendments to any Company’s Articles of Incorporation or Bylaws, if such action could adversely affect the Rights of the Lenders. Without the prior consent of Required Lenders, the Borrower shall not modify or amend the terms of any Subordinated Debt, including any loan agreement, indenture, or instrument governing Subordinated Debt, in a manner which is detrimental to the Borrower or the Lenders (including any amendment or modification which would increase the interest rate on, shorten the maturity of, or accelerate or increase payment requirements under, any Subordinated Debt).

6.25 Financial Covenants.

(a) Minimum Consolidated Net Worth. The Borrower shall at all times on a consolidated basis for the Borrower and its Subsidiaries maintain Consolidated Net Worth to be not less than the sum of: (i) $1,250,000,000 (ii) 50% of net income (if positive) for each fiscal quarter ending on September 30, 2005 and thereafter, and (iii) additions to equity to the Borrower, including, any Equity Issuance.

(b) Maximum Total Debt Ratio. The Borrower shall at all times cause the ratio of Total Debt of the Borrower to Consolidated Net Worth to be not more than 30%.

(c) Maximum Double Leverage. The Borrower shall at all times cause the ratio of Total Equity Investment in Subsidiaries to Consolidated Net Worth to be not more than 1.25 to 1.0.

(d) Maximum Non-Performing Assets Ratio. The Borrower shall at all times cause the ratio, for the Borrower and its Subsidiaries on a consolidated basis, of (a) Non-Performing Assets to (b) the sum of (i) Consolidated Net Worth; plus (ii) Reserves; to be not more than 10%.

6.26 Regulatory Capital Ratios. The Borrower and each Material Bank will maintain a “Total Risk-based Capital Ratio”, a “Tier 1 Risk-based Capital Ratio” and a “Tier 1 Leverage Ratio” (each determined in accordance with then-current regulations established by any Governmental Authority having supervisory authority over the Borrower or any of its Bank Subsidiaries) at levels that are considered “well-capitalized” as defined by such Governmental Authority. Currently, “well-capitalized” refers to maintaining the following ratios:

(i)	Total Risk-based Capital Ratio of not less than 10.0%.

(ii)	Tier 1 Risk-based Capital Ratio of not less than 6.0%.

(iii)	Tier 1 Leverage Ratio of not less than 5.0%.

If at any time such Governmental Authority changes the meaning of “well-capitalized”, either by amending such capital ratios or otherwise, such amended meaning, and any amended or new capital ratios, shall automatically be incorporated by reference into this Agreement and the Loan Papers as the minimum standard on and as of the date that such amended meaning becomes effective by statute, regulation or otherwise.

ARTICLE 7 DEFAULT. The term “Default” means the occurrence of any one or more of the following events:

7.1 Payment of Obligation. The failure or refusal of the Borrower to pay (a) principal of the Obligation when the same becomes due (whether by its terms, by acceleration, or as otherwise provided in the Loan Papers); and (b) other amount with respect to the Obligation within 5 Business Days after becoming due and payable.

7.2 Covenants. The failure of the Borrower to punctually and properly perform, observe, and comply with:

(a) Any covenant, agreement, or condition contained in Sections 6.12, 6.14 through 6.17, and 6.20 through 6.25; and

(b) Any other covenant, agreement, or condition contained in any Loan Paper (other than the covenants to pay the Obligation set forth in Section 7.1 and the covenants in Section 7.2(a)), and such failure or refusal continues for the earlier of: (i) thirty (30) days after the Administrative Agent gives written notice to the Borrower of the existence of such default or refusal; or (ii) thirty (30) days after the Borrower has actual knowledge of the existence of the Borrower’s failure to punctually and properly perform, observe, and comply with such covenant, agreement, or condition.

7.3 Debtor Relief. (a) The Borrower or any other Company (i) shall not be Solvent, (ii) fails to pay its Debts generally as they become due, (iii) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, other than as a creditor or claimant, or (iv) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of the Administrative Agent or any Lender granted in the Loan Papers (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 30 days after its filing), or (b) any Bank is declared insolvent or a receiver is appointed for any Bank.

7.4 Judgments and Attachments. Any Company fails, within 30 days after entry, to pay, bond, or otherwise discharge any judgment or order for the payment of money in excess of $10,000,000 (individually or collectively), or any warrant of attachment, sequestration, or similar proceeding against any Company’s assets having a value (individually or collectively) of $10,000,000 which is not stayed on appeal.

7.5 Government Action. Any Governmental Authority shall condemn, seize, or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of any Company.

7.6 Misrepresentation. Any representation or warranty made by the Borrower contained in any Loan Paper shall at any time prove to have been incorrect in any material respect when made.

7.7 Change of Control. A Change of Control shall occur.

7.8 Default Under Other Debt and Agreements. (a) Any Company fails to pay when due (after lapse of any applicable grace periods) any Debt of such Company (other than the Obligation) in excess (individually or collectively for all the Companies) of $10,000,000; or (b) any default exists under any such Debt or any other Material Agreement to which a Company is a party.

7.9 Employee Benefit Plans. (a) A “Reportable Event” or “Reportable Events,” or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Employee Plan or Plans that is expected to result in liability of the Borrower or any ERISA Affiliate to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of a statement required pursuant to Section 6.3(f)(iv) hereof, the Administrative Agent shall have notified the Borrower in writing that (i) Required Lenders have made a reasonable determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are grounds under Title IV of ERISA for the termination of such Employee Plan or Plans by the PBGC, or the appointment by the appropriate United States district court of a trustee to administer such Employee Plan or Plans or the imposition of a lien pursuant to Section 412(n) of the Code in favor of an Employee Plan and (ii) as a result thereof a Default exists hereunder; or (b) the Borrower or any ERISA Affiliate has provided to any affected party a 60-day notice of intent to terminate an Employee Plan pursuant to a distress termination in accordance with Section 4041(c) of ERISA if the liability expected to be incurred as a result of such termination will exceed $5,000,000; or (c) a trustee shall be appointed by a United States district court to administer any such Employee Plan; or (d) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any such Employee Plan; or (e)(i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability (within the meaning of section 4201 of ERISA) to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such withdrawal liability or is not contesting such withdrawal liability in a timely and appropriate manner and (iii) the amount of such withdrawal liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with withdrawal liabilities (determined as of the date or dates of such notification), exceeds $5,000,000; or (f) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $5,000,000.

7.10 Validity and Enforceability of Loan Papers. Any Loan Paper shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny in writing that it has any or any further liability or obligations under any Loan Paper to which it is a party. There shall occur any “Default” or “Event of Default” or other breach which remains uncured on any date of determination under or with respect to any Loan Paper.

7.11 Environmental Liability. If any event or condition shall occur or exist with respect to any activity or substance regulated under the Environmental Law and as a result of such event or condition, any Company shall have incurred or in the opinion of the Required Lenders be reasonably likely to incur a liability in excess of $15,000,000 liability during any consecutive twelve (12) month period.

7.12 Default or Acceleration under Certain Other Agreements. (i) The occurrence of any “default” or “event of default” or other breach which remains uncured on any date of determination under or with respect to the Subordinated Debt; (ii) the trustee with respect to, or any holder of, any Subordinated Debt shall effectively declare all or any portion of that Debt or obligation thereunder due and payable prior to the stated maturity thereof; or (iii) the Subordinated Debt becomes due before its stated maturity by acceleration of the maturity thereof.

ARTICLE 8 RIGHTS AND REMEDIES.

8.1 Remedies Upon Default.

(a) If a Default exists under Section 7.3(a)(iii) or 7.3(a)(iv), the commitment to extend credit hereunder shall automatically terminate and the entire unpaid balance of the Obligation shall automatically become due and payable without any action or notice of any kind whatsoever.

(b) If any Default exists, the Administrative Agent may (and, subject to the terms of Section 11, shall upon the request of Required Lenders) or Required Lenders may, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 8.1(a), declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable; (ii) terminate the commitments of the Lenders to extend credit hereunder; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Lender to, and each Lender shall be entitled to, exercise) the Rights of offset or banker’s lien against the interest of the Borrower in and to every account and other property of the Borrower which are in the possession of the Administrative Agent or any Lender to the extent of the full amount of the Obligation (to the extent permitted by Law, the Borrower being deemed directly obligated to each Lender in the full amount of the Obligation for such purposes); and (v) exercise any and all other legal or equitable Rights afforded by the Loan Papers or the Laws of any applicable jurisdiction as the Administrative Agent shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Papers or in aid of the exercise of any Right granted to the Administrative Agent or any Lender in any of the Loan Papers.

8.2 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Papers are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE 9 MISCELLANEOUS.

9.1 Amendments. Subject to the provisions of this Article 9, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Papers or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i) Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii) Reduce the percentage specified in the definition of Required Lenders.

(iii) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(iv) Amend this Section 9.1.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

9.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Papers shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Papers whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Papers or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligation has been paid in full.

ARTICLE 10 GENERAL PROVISIONS.

10.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

10.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3 Headings. Section headings in the Loan Papers are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Papers.

10.4 Entire Agreement. The Loan Papers embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.

10.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

10.6 Expenses; Indemnification.

(i) The Borrower shall reimburse the Administrative Agent for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the

Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Papers. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, and the Lenders, which attorneys may be employees of the Administrative Agent, or the Lenders) paid or incurred by the Administrative Agent, or any Lender in connection with the collection and enforcement of the Loan Papers.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur (whether asserted by the Borrower, any of its subsidiaries or any third party) arising out of or relating to this Agreement, the other Loan Papers, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

10.8 Severability of Provisions. Any provision in any Loan Paper that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Paper are declared to be severable.

10.9 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, nor any the Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Papers, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Papers or the transactions contemplated thereby.

10.10 Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 13.4. Notwithstanding anything herein to the contrary, any party to this Agreement or any other Loan Paper (and any employee, representative, or other agent of any party to this Agreement or any other Loan Paper) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement or any other Loan Paper and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.11 Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

ARTICLE 11 THE ADMINISTRATIVE AGENT.

11.1 Appointment; Nature of Relationship. SunTrust Bank is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Paper, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Papers. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 11. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Paper and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Papers. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Papers. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Papers as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Papers to be taken by the Administrative Agent.

11.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Paper or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Paper or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Paper, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Paper or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

11.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Paper in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Paper unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Paper unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder and under any other Loan Paper by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The

Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Paper.

11.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

11.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Papers, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Papers (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted (whether by the Borrower, any of its subsidiaries, any Lender or any third party) against the Administrative Agent in any way relating to or arising out of the Loan Papers or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Papers or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(iv) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.10 Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Paper with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Paper, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Papers. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

11.12 Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligation to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Papers. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article 11 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Papers. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Corporate Base Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

11.13 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 10 and 11.

ARTICLE 12 SETOFF; RATABLE PAYMENTS.

12.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

12.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 13 BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS.

13.1 Successors and Assigns. The terms and provisions of the Loan Papers shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Papers and (ii) any assignment by any Lender must be made in compliance with Section 13.3. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Papers. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Papers. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Papers shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Papers, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Papers.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Papers other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment.

13.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Papers to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Papers. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities organized under the laws of the United States or a state thereof (“Purchasers”) all or any part of its rights and obligations under the Loan Papers. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a

Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $1,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

13.3.2 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 13.3.1, and (ii) payment of a $3,000 fee to the Administrative Agent by the selling Lender or the Purchaser for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Papers will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Paper executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Papers, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

13.4 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Papers by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.10 of this Agreement.

13.5 Tax Treatment. If any interest in any Loan Paper is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE 14 NOTICES.

14.1 Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective when received or delivered.

14.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15 COUNTERPARTS.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE 16 CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

16.1 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN PAPERS SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

16.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN PAPER SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN PAPER AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

16.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN PAPER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN PAPER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BOK FINANCIAL CORPORATION

By:	/s/ STEVEN E. NELL
Name:	Steven E. Nell
Title:	Executive Vice President and Chief Financial Officer

Address for Notices:

BOK Financial Corporation

Bank of Oklahoma Tower

PO Box 2300

Tulsa, Oklahoma 74192

Attn: Steven Nell

Executive Vice President and

Chief Financial Officer

Phone: 918-588-6319 (p)

Telecopy: 918-588-6853 (f)

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

SUNTRUST BANK, as Administrative Agent and as a Lender

By:	/s/ DAVID W. PENTER
Name:	David W. Penter
Title:	Managing Director

Address for Notices:

SunTrust Bank

303 Peachtree Street, N.E., 3rd Floor

Atlanta, GA 30308

Attn: Lee McCrary

Vice President

Phone: 404-588-7882

Telecopy: 404-581-1775

With a copy to:

SunTrust Bank

Agency Services

303 Peachtree Street, N. E./ 25th Floor

Atlanta, Georgia 30308

Attention: Ms. Doris Folsum

Telecopy Number: (404) 658-4906

and

King & Spalding LLP

191 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attention: Carolyn Z. Alford

Telecopy Number: 404-572-5100

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

HARRIS N.A., as a Lender

By:	/s/ DONALD J. BOREMAN
Name:	Donald J. Boreman
Title:	Vice President

Address for Notices:

Harris N.A.

Sheila Broderick

Loan Servicing Rep

111 West Monroe-17th Floor

Chicago, IL 60603

Phone: (312) 461-6024

Telecopy: 312-293-4798

Sheila.Broderick@harrisbank.com

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ DAVID C. BUETTNER
Name:	David C. Buettner
Title:	Vice President

Address for Notices:

U.S. Bank National Association

Correspondent Banking

SL-MO-T11S

One U.S. Bank Plaza

St. Louis, Missouri 63101

Atten:  David C. Buettner

              Vice President

Phone: 314-418-3954

Telecopy: 314-418-8394

With a copy to:

U.S. Bank National Association

Connie Sweeney

400 City Center, OS-WI-CCCL

Oshkosh, WI 54901

Phone: 920-237-7604

Telecopy: 920-237-7993

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

THE BANK OF NEW YORK, as a Lender

By:	/s/ CHRISTOPHER THOMPSON
Name:	Christopher Thompson
Title:	Vice President

Address for Notices:

The Bank of New York

US Banking Division

One Wall Street, 17th Floor

New York, NY 10286

Attn: Nancy Mejias

Phone: 212-635-7912

Telecopy: 212-809-9520

nmejias@bankofny.com

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ ROBERT J. MATHIAS
Name:	Robert J. Mathias
Title:	Senior Banker

Address for Notices:

Lasalle Bank National Association

Evelt Jallah-Dukes

Commercial Associate

135 S. Lasalle Ste 530

Chicago, IL 606155

Phone: 312-904-8135

Telecopy: 312-904-2780

Evelt.jallah.dukes@abnamro.com

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ ROBERT L. WETTERGREN
Name:	Robert L. Wettergren
Title:	Vice President

Address for Notices:

JPMorgan Chase Bank, N.A.

Financial Institutions Division

420 Throckmorton, Suite 400

Ft. Worth, TX 76102-3700

Mail Code: TX1-1275

Phone (817) 884-4909

Fax (817) 884-4220

robert.l.wettergren@chase.com

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ LAUREN HOM
Name:	Lauren Hom
Title:	Vice President

Address for Notices:

Wells Fargo Bank, National Association

Global Correspondent Banking

MAC E2818-210

707 Wilshire Blvd, 21st Floor

Los Angeles, CA 90017

Phone: 213-614-2336

Fax: 213-623-3151

e-mail: lauren.hom@wellsfargo.com

[SIGNATURE PAGE TO REVOLVING CREDIT AGREEMENT]

ANNEX I

COMMITMENTS

Lender	Commitment Amount
SUNTRUST BANK	$24,000,000
U.S. BANK NATIONAL ASSOCIATION	$20,000,000
HARRIS N. A.	$12,000,000
THE BANK OF NEW YORK	$12,000,000
LASALLE BANK NATIONAL ASSOCIATION	$12,000,000
JPMORGAN CHASE BANK, N.A.	$10,000,000
WELLS FARGO BANK, NATIONAL ASSOCIATION	$10,000,000
Total Commitments	$100,000,000

Schedules 5.2/5.3

SUBSIDIARIES

Name of Company	Jurisdiction of Incorporation	Where Qualified	Owned by
Bank of Oklahoma, National Association	National Bank		Borrower

Bank of Arkansas, National Association	National Bank		Borrower

Park Cities Bancshares, Inc.	Texas		Borrower

Park Cities Corporation	Nevada		Park Cities Bancshares, Inc.

Bank of Texas, National Association	National Bank		Park Cities Corporation

Bank of Albuquerque, National Association	National Bank		Borrower

Colorado Funding Company	Colorado		Borrower

Colorado State Bank and Trust, N.A.	National Bank		Colorado Funding Company

CVV Management, Inc.	Oklahoma		Affiliated Bancservices

CVV Partnership	Oklahoma		Affiliated Bancservices (40%) and CVV Management, Inc. (60%)

Cottonwood Valley Ventures	Oklahoma		CVV Partnership

Affiliated Financial Holding Company	Oklahoma		Bank of Oklahoma, N.A.

Affiliated Financial Insurance Agency, Inc.	Oklahoma		Affiliated Financial Holding Company

BancOklahoma Agri-Service Corp.	Oklahoma		Bank of Oklahoma, N.A.

BOSC, Inc.	Oklahoma		Borrower

BOSC Agency, Inc. (Oklahoma)	Oklahoma		Affiliated Financial Insurance Agency, Inc.

BOSC Agency, Inc. (New Mexico)	Oklahoma	New Mexico	Affiliated Financial Insurance Agency, Inc.

BOSC Agency, Inc. (Texas)	Oklahoma	Texas	Affiliated Financial Insurance Agency, Inc.

Southwest Trust Co.	Oklahoma		Bank of Oklahoma, N.A.

Pacesetter Leasing	Oklahoma		Bank of Oklahoma, N.A.

BOK Capital Services Corp.	Oklahoma		Borrower

BOK Plaza Holding Corp.	Oklahoma		BOK Capital Services Corp.

Name of Company	Jurisdiction of Incorporation	Where Qualified	Owned by
BOK Plaza Associates, LLC	Oklahoma		BOK Plaza Holding Corp.

BOKF Equity, LLC	Oklahoma		BOKF Capital Services Corp

BOKF Private Equity, LP	Oklahoma		BOKF Equity, LLC

BOK Equipment Finance, Inc.	Oklahoma		Bank of Oklahoma, N.A.

BOK Delaware, Inc.	Delaware		Bank of Oklahoma, N.A.

BOK Delaware Trust	Oklahoma		BOK Delaware, Inc.

BOK Investment Advisers, Inc.	Oklahoma		Bank of Oklahoma, N.A.

Affiliated BancServices	Oklahoma		Bank of Oklahoma, N.A.

BancOklahoma Mortgage Corp.	Oklahoma		Bank of Oklahoma, N.A.

BOKF Community Development Fund LLC	Oklahoma		Bank of Oklahoma, NA

Colorado Funding Company	Colorado		Borrower

Colorado State Bank and Trust, NA	National Bank		Colorado Funding Company

Valley Commerce Bancorp, Ltd.	Delaware		Borrower

Bank of Arizona, NA	National Bank		Valley Commerce Bancorp, Ltd.

Valley Commerce Capital Trust I	Delaware		Valley Commerce Bancorp, Ltd.

Schedule 5.7

Litigation

None

Schedule 6.12

Existing Debt and Guaranties

1) Bank of Oklahoma provides centralized accounts payable and payroll processing services for its affiliates. Funds are advanced by Bank of Oklahoma on behalf of its affiliates during this processing. These advances are repaid monthly. In order to comply with Federal Reserve regulations regarding transactions with affiliates, BOK Financial Corporation has guaranteed these affiliate obligations to Bank of Oklahoma and has pledged cash on deposit at Bank of Oklahoma to secure its guaranty.

2) BOKF Financial Corporation’s guaranty made pursuant to the Corporate Card Program Master Agreement by and between Chase Manhattan Bank USA, National Association, successor in interest to First USA Financial Services, Inc., dated Sept. 23, 1998, as amended on April 25, 2002 and as may be amended from time to time, for an amount not to exceed $3,000,000 in the aggregate.

Schedule 6.13

Liens

Bank of Oklahoma provides centralized accounts payable and payroll processing services for its affiliates. Funds are advanced by Bank of Oklahoma on behalf of its affiliates during this processing. These advances are repaid monthly. In order to comply with Federal Reserve regulations regarding transactions with affiliates, BOK Financial Corporation has guaranteed these affiliate obligations to Bank of Oklahoma and has pledged cash on deposit at Bank of Oklahoma to secure its guaranty.

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	SunTrust Bank, as Administrative Agent, and the other Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 2, 2005 (as amended, restated, supplemented or otherwise modified, from time to time, the “Credit Agreement”) among the BOK Financial Corporation (“Borrower”), the lenders party thereto from time to time (“Lenders”) and SunTrust Bank, as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected of the Borrower;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 200  .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,              with

Provisions of          and          of

the Credit Agreement

[Detailed Calculation of Financial Covenants and Requirements]

EXHIBIT B

FORM OF NOTE

$	New York, New York
December __, 2005

FOR VALUE RECEIVED, the undersigned, BOK FINANCIAL CORPORATION, an Oklahoma corporation (the “Borrower”), hereby promises to pay to                                      (the “Lender”) or its registered assigns, at the office of SunTrust Bank (“SunTrust”) at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, on the Facility Termination Date (as defined in the Revolving Credit Agreement dated as of December 2, 2005, (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, the lenders from time to time party thereto and SunTrust, as administrative agent for the lenders), the lesser of the principal sum of                                          ($                ) and the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further promises to pay all costs of collection, including the reasonable attorneys’ fees of the Lender.

Upon the occurrence of a Default, the Borrower promises to pay interest, on demand, at the rate or rates provided in the Credit Agreement.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of the Credit Agreement.

This Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

BOK FINANCIAL CORPORATION, an Oklahoma corporation

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Amount and Type of Loan	Payments of Principal	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT C

FORM OF BORROWING NOTICE

                                    , 200

SunTrust Bank, as Administrative Agent

303 Peachtree Street, N.E., 25th Floor

Atlanta, GA 30308

Attn:

RE:	Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of December 2, 2005, by and among BOK Financial Corporation, the lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Credit Agreement.

This Borrowing Notice is delivered to you pursuant to Section 2.8 of the Credit Agreement.

The Borrower hereby requests a [Eurodollar Advance] [Floating Rate Advance] in the aggregate principal amount of $             to be made on                     , 200  , and for interest to accrue thereon at the rate established by the Credit Agreement for [Eurodollar Loans] [Floating Rate Loans]. The duration of the Interest Period with respect thereto shall be [1 month] [2 months] [3 months] [6 months].

The Borrower hereby represents and warrants that all of the conditions contained in Section 4.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the borrowing requested hereby, before and after giving effect thereto.

The Borrower has caused this Borrowing Notice to be executed and delivered by its duly authorized officer this              day of                     , 200  .

BOK FINANCIAL CORPORATION

By:
Name:
Title:

EXHIBIT D

FORM OF CONVERSION/CONTINUATION NOTICE

Reference is made to Credit Agreement dated as of December 2, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the lenders from time to time party thereto (the “Lenders”), and SunTrust Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

Borrower hereby gives irrevocable notice, pursuant to Section 2.9 of the Credit Agreement, of its request to:

(1) on [DATE] convert [$                    ] of the aggregate outstanding principal amount of the Floating Rate Loan(s) into a Eurodollar Loan having an Interest Period of [            ] month(s);

(2) on [DATE]1 convert [$                    ] of the aggregate outstanding principal amount of the Eurodollar Loan(s) into a Floating Rate Loan;

(3) on [DATE] continue [$                    ] of the aggregate outstanding principal amount of the Eurodollar Loan(s), bearing interest at the Eurodollar Rate, as a Eurodollar Loan having an Interest Period of [            ] month(s).

Borrower hereby represents and warrants that all of the conditions contained in Section 4.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

IN WITNESS WHEREOF, Borrower has caused this Conversion/Continuation Notice to be executed and delivered by its duly authorized officer as of the date first set forth above.

BOK FINANCIAL CORPORATION

By:
Name:
Title:

[1]	Which date shall be the end of the Interest Period then in effect for the Eurodollar Loans being converted.

EXHIBIT E

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                          (the “Assignor”) and                          (the “Assignee”) is dated as of                     , 200  . The parties hereto agree as follows:

1. PRELIMINARY STATEMENT. The Assignor is a party to that certain Revolving Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Papers, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Papers relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4. PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Loans hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Loans assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Paper, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Papers, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Papers, (v) inspecting any of the property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Papers.

7. REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Papers, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Papers as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Papers are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Papers will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Papers without deduction or withholding of any United States federal income taxes.

8. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

9. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10. COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement as of the date first above written.

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Accepted and Agreed to:

BOK FINANCIAL CORPORATION, an Oklahoma corporation

By:
Name:
Title:

SunTrust Bank, as Administrative Agent

By:
Name:
Title:

SCHEDULE 1

to Assignment Agreement

•	Description and Date of Credit Agreement:

Credit Agreement dated as of December 2, 2005 among BOK Financial Corporation, SunTrust Bank, as Administrative Agent and other lenders party thereto

•	Date of Assignment Agreement: , 200

•	Amounts (As of Date of Item 2 above):

•	Assignee’s percentage purchased under the Assignment Agreement* %

•	Amount of purchased under the Assignment Agreement $

•	Assignee’s Commitment (or Loans with respect to terminated Commitments) purchased hereunder: $

•	Proposed Effective Date:

•	Non-standard Recordation Fee Arrangement

N/A**

[Assignor/Assignee to pay 100% of fee]

[Fee waived by Agent]

*	Percentage taken to 10 decimal places

**	If fee is split 50-50, pick N/A as option

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee

(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:

Telephone No.:

Fax No.:

Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Name:

Telephone No.:

Fax No.:

Answerback:

Key Operations Contacts:

Booking Installation:

Name:

Telephone No.:

Fax No.:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

EXHIBIT F

FORM OF OPINION OF COUNSEL

[Letterhead of Counsel]

                ,

SunTrust Bank, as Administrative Agent

303 Peachtree Street, N.E., 3rd Floor

Atlanta, GA 30308

and the Lenders from time to time party to

the Credit Agreement hereafter described

Re::	Revolving Credit Agreement (the “Credit Agreement”), dated as of December 2, 2005, among BOK Financial Corporation, an Oklahoma corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and SunTrust Bank, as administrative agent (the “Administrative Agent”).

Ladies and Gentlemen:

This opinion is furnished pursuant to Section 4.1 of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth or referred to in the Credit Agreement, unless otherwise defined herein.

We have served as counsel to the Borrower in connection with the preparation, negotiation, execution and delivery of the following documents:

1.	the Credit Agreement;

2.	the Notes;

3.	the Fee Letter; and

4.	all other instruments, documents, certificates, agreements and writings executed by the Borrower in connection with the above documents.

The documents described in paragraphs 1, 2 and 3 above are hereinafter collectively referred to as the “Opinion Documents.”

We have also reviewed and examined such other documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render the opinions expressed in this letter, except where a statement is qualified as to our knowledge or awareness (in which case we have with your consent made no or limited inquiry as specified below).

SunTrust Bank, as Administrative Agent

The Lenders from time to time parties to the Credit Agreement

            ,

Based on the foregoing, we are of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct of its business requires such qualification, except where a failure to be so qualified would be a Material Adverse Event. The Borrower has all corporate power and authority to conduct its business, to own its assets, and to execute, deliver, and perform its obligations under the Opinion Documents.

2. The Borrower has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Opinion Documents to which it is a party.

3. No consent, approval or authorization of, or registration or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by the Borrower of the Opinion Documents, or the validity or enforceability against the Borrower of the Opinion Documents or any of the transactions contemplated thereby, other than such consents, authorizations or filings which have been made or obtained.

4. The execution, delivery and performance by the Borrower of the Opinion Documents do not (i) violate any provision of the Certificate of Incorporation or the By-Laws of the Borrower, (ii) cause or result in a breach of or constitute a default under any material written agreement to which, to our knowledge, the Borrower is a party or by which, to our knowledge, the Borrower or its assets are bound, (iii) violate any provision of any United States federal or Oklahoma state constitution, statute, law, rule or regulation or any order, writ, judgment, decree, determination or award of any court or other governmental agency by which, to our knowledge, the Borrower or any of the Borrower’s assets are bound, or (iv) cause, result in or require the creation or imposition in favor of anyone other than the Administrative Agent of any Lien upon or with respect to any asset of the Borrower pursuant to the provisions of any material written agreement to which, to our knowledge, the Borrower is a party or by which, to our knowledge, the Borrower or its assets are bound.

5. The Opinion Documents have been duly authorized by all requisite corporate action of the Borrower and, if necessary, its shareholders, have been duly executed and delivered by the Borrower, and constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

6. No litigation, investigation or proceeding of or before any Governmental Authority is pending or threatened by or against the Borrower or against any of its properties or revenues, existing or future (a) with respect to any Opinion Document or any of the transactions

SunTrust Bank, as Administrative Agent

The Lenders from time to time parties to the Credit Agreement

            ,

contemplated thereby, or (b) which, if adversely determined, would reasonably be expected to be a Material Adverse Event.

7. The Borrower is not an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended). The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any foreign, federal or local statute or regulation limiting its ability to incur indebtedness for money borrowed, guarantee such indebtedness, or pledge its assets to secure such indebtedness, as contemplated by any Opinion Document.

8. Assuming the proceeds of the Loans are used solely for the purposes set forth in the Credit Agreement, the proceeds of the Loans will not be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the Regulation T, U or X of the Board of Governors of the Federal Reserve System.

9. The rates of interest and the fees provided for in the Credit Agreement and the description thereof provided in the Credit Agreement and the Notes do not violate any laws of the State of Oklahoma relating to interest and usury, and will not violate any such law by virtue of any fluctuations in any base, prime, index or equivalent rate or rates on which interest charges may be based under such agreements.

10. Under the laws of the State of Oklahoma, there is no requirement that the Lenders or the Administrative Agent must qualify to do business in such jurisdiction, comply with the provisions of any lending or finance company license or mortgage lending statute (or otherwise hold a license to do business of any kind) or pay any state or local tax in such jurisdiction in order to carry out the transactions contemplated by, receive the benefits provided by, or enforce the provisions of, the Credit Agreement and the Loan Papers.

11. In any action or proceeding relating to the Credit Agreement in the State of Oklahoma or a United States Federal court located in the State of Oklahoma, such court would recognize and give effect to the provisions of the Credit Agreement and/or the Loan Papers pursuant to which the parties have chosen the laws of the State of New York to govern the Opinion Documents.

12. No taxes, including, without limitation, intangible or documentary stamp taxes, mortgage taxes, transfer taxes or similar charges, are payable to the State of Oklahoma or to any jurisdiction therein on account of the execution or delivery of the Opinion Documents, or the creation of the indebtedness evidenced or secured by any of the Opinion Documents, or the recording or filing of any of the Opinion Documents.

This opinion has been delivered solely for the benefit of the Administrative Agent, its counsel, the Lenders, and their permitted successors and assigns under the Credit Agreement,

SunTrust Bank, as Administrative Agent

The Lenders from time to time parties to the Credit Agreement

            ,

and may not be relied upon by any other Person or for any other purpose without the express written permission of the undersigned.

Very truly yours,